EXHIBIT 99.2



                           THE STRIDE RITE CORPORATION

                             AMENDMENT NO. 1 TO THE
               1998 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN



      This AMENDMENT NO. 1 dated as of February 13, 2003 (this "Amendment") to The Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan, as approved by the Board of Directors of The Stride Rite Corporation (the "Company") as of February 13, 2003 (the "Plan"), is adopted by the Board of Directors, subject to the approval of the stockholders of the Company, on the date hereof. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Plan.

      Pursuant to Section 8(d) of the Plan, the Board of Directors hereby amends the first sentence of Section 5(a) of the Plan by deleting it in its entirety and replacing it with the following:

      (a) Common Shares Available. The maximum number of Shares available for Awards under the Plan may not exceed 600,000 shares of Common Stock of the Company.

      Except as so amended, the Plan in all other respects is confirmed and ratified and shall remain and continue in full force and effect.


Adopted by the Board of Directors: February 13, 2003

Approved by the Stockholders:  April 10, 2003